EXHIBIT 10.1

Haights Cross Communications, Inc.

Annual Management/Employee Bonus Plan

     Haights Cross Communications, Inc. (together with its direct and indirect subsidiaries, “Haights Cross”) provides its managers and employees with an opportunity to earn cash bonuses pursuant to an incentive bonus plan in effect for each fiscal year known as the “Annual Management/Employee Bonus Plan” (the “Bonus Plan”). Compensation payouts to participants under the Bonus Plan are based on a participant’s achievement of defined objectives and such participant’s applicable Bonus Percentage (as defined below). Qualification to receive a payout under the Bonus Plan for (i) each employee considered an executive or manager, will be based 60% on the achievement of certain pre-defined business profit and cash flow goals, and 40% on the completion of pre-defined, non-quantitative business improvement projects and initiatives, and (ii) for each employee not considered an executive or manager, will be based 100% on the achievement of certain pre-defined business profit and cash flow goals. The pre-defined business profit and cash flow goals, and the pre-defined projects and initiatives, are recommended by Haights Cross senior management and approved by the board of directors.

     The amount of a participant’s payout under the Bonus Plan is determined as a percentage of the participant’s annual base compensation (“Bonus Percentage”), with the Bonus Percentage being different depending upon the participant’s level within the organization. The more senior the executive or manager, the greater the Bonus Percentage opportunity under the Bonus Plan. Bonus Percentages for executives and managers range from approximately 15% to approximately 55%, based on achieving the stated objectives of the Bonus Plan, and Bonus Percentages for employees not considered executives or managers range from approximately 5% to approximately 10%, based on achieving the stated objectives of the Bonus Plan. The amount of a participant’s payout under the Bonus Plan is subject to proportional adjustment in the event actual results are at least 80% of the stated objectives, and in the event actual results exceed the stated objectives (with a maximum payout of 1.5 times an employee’s Bonus Percentage). A participant will not receive a payout if such participant does not achieve at least 80% of the stated objectives.

     Determination of goal achievement and payouts under the Bonus Plan are made upon completion of the fiscal year audit, generally March following the end of the applicable fiscal year. In certain cases, new employees hired during a fiscal year must wait until the following fiscal year before participating in the Bonus Plan.